Exhibit 99.1

Press Release:

For Immediate Release

KMG America Retains Keefe, Bruyette and Woods to Explore Strategic Alternatives; Announces Q1 2007 Results Including Charges Intended to Strengthen Business Outlook

KMG America Investor WebCast Today, Monday, May 7th at 10:00 A.M. Eastern

Minneapolis, MN, May 7, 2007 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today reported financial results for the first quarter ended March 31, 2007. The financial results reflect two special charges: the establishment of a valuation allowance against its non-life deferred tax asset of $6.5 million, or $0.29 per diluted share, and a pretax charge for increased claims and reserves on stop loss business of $6 million, or $0.17 per diluted share. Taking these two special charges into account, the Company reported a Q1 2007 net loss of $9.4 million, or $0.42 per diluted share, compared to net income of $1.2 million, or $0.06 per diluted share for the first quarter of 2006. Excluding the valuation allowance and stop loss charges, actions intended to enhance the Company’s financial position, operating income for the first quarter of 2007 would have been $1.0 million, or $0.05 per diluted share.

Reflecting these special charges as well as the Company’s Q1 operating performance, KMG America reported a book value at March 31, 2007 of $8.26 per share.

KEEFE, BRUYETTE & WOODS (KBW) RETAINED TO PURSUE STRATEGIC ALTERNATIVES

KMG America’s Chief Executive Officer, Kenneth Kuk, commented, “The late March revision of our ratings outlook from “stable” to “negative” has forced us to consider a range of alternatives that afford the best chance to maintain our A.M. Best A- rating. We believe several actions including establishing incremental reserves in the first quarter are initial steps to facilitate our efforts to achieve that objective. Further, we believe there are several options available to us that will satisfy rating agency concerns. We had retained KBW to help us explore a variety of strategic alternatives, including the possible sale or merger of the Company with a more highly rated firm. The KBW-led process is underway, and discussions are ongoing with several interested parties. Of course, there are no guarantees that this process will result in a transaction.”

FIRST QUARTER DEVELOPMENTS

After a comprehensive review of its stop loss book of business, the Company recognized a $6 million charge for increased claims and reserves that reflects recent experience on stop loss cases. The Company began writing annually renewable stop loss in mid-2005, and initially relied on pricing assumptions, a common industry practice relative to new books of stop loss business, to establish expected loss ratios due to lack of credible actual claims experience. In contrast, companies with mature books of stop loss typically establish claim reserves as a function of experience studies derived from the historical performance of its business. Because actual claims on stop loss cases typically are not fully reported until after the end of the policy period, it is a common practice to increase or decrease claims reserves once the actual claims experience becomes known. After a few years, these adjustments tend to be offsetting.

As experience has emerged, the Company has recognized additional claims and reserves reflecting the recent adverse claims experience. The Company also decided to increase claims assumptions on business prospectively, reflecting a more conservative estimate of future claims on this business. As a result of these actions, the Company believes the likelihood of additional claim reserve increases in the future is greatly reduced.

In order to address the currenty imbalance toward stop loss in its overall new sales mix, the Company has restructured the sales incentive compensation plan for its sales organization with increased incentives for sales of core group life/disability and voluntary benefit products. Additionally, the Company is limiting new sales of stop loss by means of more conservative pricing and a requirement that sales of stop loss be packaged with other products.

The Company also established a $6.5 million valuation allowance as a non-cash charge to offset the portion of the deferred tax asset relating to the holding company. Due to the unique way life insurance company earnings are taxed at the federal level, the Company will not be able to deduct holding company expenses on its life insurance federal tax return for a number of years. The Company determined it would be prudent to establish the valuation allowance at this time to afford greater flexibility in implementing a variety of actions this year, including those intended to address the issues raised by AM Best.

The discussion of operating earnings that follows has been segregated into earnings attributed to the Kanawha legacy business and the earnings of the new large case activity. The Company believes that segregating the earnings results of the new large case activity provides a more meaningful comparison of the underlying strength in the earnings produced by Kanawha’s legacy business. This earnings derivation is described later in “Notes on Financial Presentation”. The discussion below focuses primarily on first quarter 2007 results compared to the fourth quarter 2006 results.

KANAWHA LEGACY RESULTS

Operating income attributed to the Kanawha legacy business for the first quarter of 2007 was $2.7 million, or $0.12 per diluted share, compared to $5.7 million, or $0.26 per diluted share, reported in the fourth quarter of 2006. The difference in results is due in part to particularly strong earnings results reported in the fourth quarter of 2006, stemming from very favorable results in the Company’s long term care book of business and the impact of favorable persistency on the amortization of deferred acquisition costs (DAC)/value of business acquired (VOBA). Also contributing to the decline in earnings this quarter were adverse claims experience in the legacy Worksite and Acquired segments and increased amortization of DAC/VOBA reflecting the impact of increased policy lapses.

Earned premiums reported in the Kanawha legacy business for the first quarter of 2007 were $24.1 million, down slightly compared to the $24.4 million reported in the fourth quarter of 2006 due primarily to a decline of $0.9 million in the Acquired segment resulting from increased experience refunds in certain reinsurance treaties. The decline was partially offset by increased premiums in the Senior segment of $0.6 million.

The benefit ratio reported for the Kanawha legacy business for the first quarter of 2007 increased to 83.8% compared to 72.0% reported in the fourth quarter of 2006. The legacy Worksite business experienced a benefit ratio of 76.0% compared to 68.9% reported in the fourth quarter of 2006 due primarily to increased claims in the disability and medical product lines. The Senior segment experienced a first quarter 2007 benefit ratio of 71.9% compared to a very favorable 58.9% reported in the fourth quarter of 2006. The first quarter results compares favorably to the average benefit ratio reported for the first three quarters of 2006 of 75.0%. The benefit ratios reported in the Acquired segment are impacted by refunds which reduce both premiums and policyholder benefits equally. Excluding the impact of these refunds, the first quarter 2007 benefit ratio was 190.9% compared to 156.6% in the fourth quarter, reflecting adverse claims experience in certain acquired blocks. The unusually high benefit ratios reported in the Acquired segment reflects the fact that much of this business is paid up relative to current and future premium, as well as the impact of increased experience rating refunds on one acquired block that reduced premiums and claims by the same amount.

Amortization of DAC/VOBA increased to $1.5 million in the first quarter of 2007, compared to ($0.2) million in the fourth quarter of 2006 due primarily to the impact of increased lapses in the first quarter after very good persistency reported in the fourth quarter of 2006. Also contributing to the increase was a one-time reduction of $0.5 million to VOBA amortization in the fourth quarter of 2006 related to the refinement of the persistency adjustment on long-term care policies.

NEW LARGE CASE ACTIVITY RESULTS

Principally reflecting the $6 million pretax charge for increased claims and reserves in the stop loss business and a $6.5 million valuation allowance on a portion of the deferred tax asset discussed earlier, operating losses attributed to the new large case activity increased to $12.1 million, or $0.54 per diluted share, compared to a loss of $3.4 million, or $0.15 per diluted share, reported in the fourth quarter of 2006.

Premium revenue (net of reinsurance) for the first quarter of 2007 was $15.8 million compared to $8.8 million reported in the fourth quarter of 2006 due to increased sales results in the first quarter of 2007.

First quarter 2007 sales results (as measured by new annualized issued premiums) attributed to the new large case activity were $31.6 million, compared to $8.4 million reported in the fourth quarter of 2006 and $15.9 million reported in the first quarter of 2006. The primary driver of this increase was new stop loss premiums. Sales results for core group products are typically skewed heavily to the first quarter while sales of voluntary benefit products tend to be more concentrated in the fourth quarter. Sales of core group life and disability were $3.4 million in the first quarter of 2007 compared to $1.3 million reported in the first quarter of 2006.

The benefit ratio reported for the new large case activity in the first quarter of 2007 increased to 109.6% compared to the 94.6% reported in the fourth quarter of 2006. The benefit ratios for both periods were adversely impacted by the increased claims and reserves for stop loss business.

Expenses for the first quarter of 2007 were $4.9 million compared to $5.3 million reported in the fourth quarter of 2006, a decrease of $0.4 million due primarily to reduced litigation expenses.

STATISTICAL SUPPLEMENT AVAILABLE ON COMPANY WEBSITE

The statistical supplement can be accessed on the Company’s website of www.kmgamerica.com via the “Investor Relations” tab, “Financial Reports” tab, and found under the “Quarterly & Other Reports” section.

A derivation of “normalized” earnings (a non-GAAP measure) is provided in the statistical supplement for the current and prior quarters to identify and adjust for certain timing differences and unusual or temporary items and to help analysts and investors focus on recurring earnings trends. While this reporting basis requires management’s subjective judgment, the details are identified and described in detail so the investors and analysts can form their own opinions.

WEBCAST

The Company will host an investor and analyst web cast today, Monday, May 7, 2007, at 10:00 a.m. Eastern. The web cast and replay will be available via the following links: www.kmgamerica.com, analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; www.earnings.com – for retail investors. The replay will be available starting approximately two hours after the original web cast. The replay will be available through Monday, May 21, 2007.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and to working Americans. For more information visit: www.kmgamerica.com.

NOTES ON FINANCIAL PRESENTATION

Non-GAAP Financial Measures:

•

Operating Income - To supplement the financial statements presented on a GAAP basis, the Company reported operating income, which is a non-GAAP measure. Operating income is defined as net income excluding realized investment gains/losses (except for realized investment gains/losses that are directly offset by executive deferred compensation expense), net of income taxes. Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the Company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

Presentation of Earnings Results:

The Company has separated the financial performance of KMG America into two primary components: “Kanawha legacy activity” and “new large case activity”. This is done to highlight the strength of, and trends in, the Kanawha business activity that existed prior to the acquisition (Kanawha legacy activity), and segregate these results from the financial performance related to transforming KMG America into a new public company with a new national marketing focus (new large case activity). The financial results in the “new large case activity” include all public company costs, the cost of the new management team, and all incremental sales and underwriting costs and product revenues associated with sales generated by the new national sales organization.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels
Ph: (952) 930-4807
tim.daniels@kmgamerica.com

KMG America Corporation
Consolidated Statements of Income (unaudited)
(in thousands, except share data and percentages)

	Quarter Ended

	3/31/2007	12/31/2006	3/31/2006

Operating income (1):
Insurance premiums, net of reinsurance	$39,916	$33,261	$29,811
Net investment income	7,876	7,668	7,206
Commission and fee income	4,168	4,151	4,219
Gain on extinguishment of debt	—	1,021	—
Other income	1,059	1,267	986

Total revenues	53,019	47,368	42,222

Policyholder benefits	37,543	25,929	23,354
Insurance commissions, net of deferrals	4,152	3,574	2,981
Expenses, taxes, fees and depreciation, net of deferrals	13,607	14,085	12,852
Amortization of DAC and VOBA (2)	2,081	91	1,178

Total benefits and expenses	57,383	43,679	40,365

Operating income (loss) before income taxes	(4,364)	3,689	1,857
(Provision) for income taxes	(5,002)	(1,303)	(630)

Operating income (loss)	(9,366)	2,386	1,227

Operating income (loss) per share - diluted	$(0.42)	$0.11	$0.06

Items excluded from operating income:
Realized investment gains (losses)	(53)	1,115	211
Deferred compensation expense adjustment (3)	(58)	(264)	(197)
Cumulative effect of accounting changes	—	—	—

Total items excluded from operating income, before tax	(111)	851	14
Income taxes, not applicable to operating income	39	(298)	(5)

Total items excluded from operating income, after tax	(72)	553	9

Net income (loss)	$(9,438)	$2,939	$1,236

Net income (loss) per share - diluted	$(0.42)	$0.13	$0.06

Weighted-average shares outstanding - diluted:	22,258	22,213	22,138

Operating income split:
Kanawha legacy	$2,714	$5,747	$3,583
New large case activity	(12,080)	(3,361)	(2,356)

Total company	$(9,366)	$2,386	$1,227

Operating income per share - diluted
Kanawha legacy	$0.12	$0.26	$0.16
New large case activity	$(0.54)	$(0.15)	$(0.10)

Total company	$(0.42)	$0.11	$0.06

Annualized operating return on average equity:
Kanawha legacy activity (4)	5.8%	12.6%	8.4%
Total company	-19.3%	4.8%	2.5%

(1)

Operating income is a non-GAAP measure, and is defined as net income excluding realized gains (losses), except for realized gains (losses) that are directly offset by executive deferred compensation expense, net of income taxes.

(2)	DAC: deferred acquisition costs; VOBA: value of business acquired.

(3)	Offsetting expense for realized gains (losses) related to executive deferred compensation trading activity.

(4)	Equity attributed to Kanawha legacy consists of the initial allocation of IPO proceeds of $155 million increased by retained earnings from the Kanawha legacy business.

KMG America Corporation and Subsidiary
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2007	December 31, 2006

	(Unaudited)
Assets:
Cash and cash equivalents	$45,730	$21,744
Investments	575,635	558,336

Total cash and investments	621,365	580,080
Accrued investment income	6,740	6,503
DAC	31,813	28,454
VOBA	69,671	70,766
Other assets (1)	139,995	145,911

Total assets	$869,584	$831,714

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$584,424	$572,364
Deferred income taxes	13,707	14,735
Other liabilities (2)	87,975	52,563

Total liabilities	686,106	639,662
Total shareholders’ equity	183,478	192,052

Total liabilities and shareholders’ equity	$869,584	$831,714

Book value per share:
Basic	$8.26	$8.65
Diluted	$8.26	$8.61

Book value per share: (excl FAS 115) (3)
Basic	$8.56	$8.96
Diluted	$8.56	$8.93

Ending shares outstanding:
Basic	22,214	22,212
Diluted (4)	22,214	22,299

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.

(2)	Other liabilities include accounts payable and accrued expenses, $14.1 million of outstanding bank debt, and $36.1 million of subordinated debt securities.

(3)	The book values are recalculated excluding $6.6 million of unrealized capital losses, net of taxes, on March 31, 2007. Unrealized capital losses were $7.1 million, net of taxes, on December 31, 2006.

(4)	Diluted shares were calculated using the treasury stock method.

KMG America Corporation
Statistical and Operating Data at or for the Periods Indicated - Unaudited
(in thousands, except percentages)

	Quarter Ended

	3/31/2007	12/31/2006	3/31/2006

SALES RESULTS (issued and paid for annualized premiums):
Worksite insurance segment - Kanawha legacy:
Life	$834	$1,088	$402
Cancer	466	487	486
Disability income	528	790	633
Other A&H	362	1,113	210

Total worksite - Kanawha Legacy	2,190	3,478	1,731

Worksite insurance segment - New large case activity:
Core Group Products:
Life	$1,726	$58	$1,151
Stop loss	27,099	4,626	12,776
Disability income	1,353	3	149
Other A&H	—	—	—
Voluntary Benefit Products:
Life	338	2,026	122
Cancer	59	260	41
Disability income	821	899	1,278
Other A&H	237	516	336

Total worksite - New large case activity	31,633	8,388	15,853
Other Kanawha legacy sales:
Long term care	43	45	303

Total sales	$33,866	$11,911	$17,887

OTHER KMG AMERICA KEY FINANCIAL INDICATORS:

Effective tax rate	-110.9%	35.3%	33.9%

Benefit ratio - total company (1):	94.1%	78.0%	78.3%
Kanawha legacy only	83.8%	72.0%	80.2%
New large case activity only	109.6%	94.6%	67.7%

Expense ratio - total company (2):	45.0%	47.4%	50.0%
Kanawha legacy only	45.1%	38.0%	40.4%
New large case activity only	44.8%	78.0%	112.2%

Average portfolio yield (3)	5.16%	5.20%	4.95%

Average invested assets	$560,301	$551,464	$519,669
Average cash/equivalents & short terms (3)	50,356	37,946	62,679

Total average cash and invested assets	$610,657	$589,410	$582,348

Earned premiums and fees - total company:	$44,084	$37,412	$34,030
Kanawha legacy only	28,235	28,599	29,495
New large case activity only	15,849	8,813	4,535

(1)	Benefit ratio is defined as total policyholder benefits divided by total net premiums.

(2)	Expense ratio is defined as commissions, expenses and amortization of DAC/VOBA (on operating income basis) divided by earned premiums plus commissions/fees.

(3)

Average portfolio yield is defined as net investment income divided by average invested assets, excluding the impact of FAS115 unrealized gains (losses) plus average cash and equivalents. Average cash/equivalents and short term assets include the portion of initial public offering proceeds that are invested short (less than 2 year maturities).